[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L   G R O U P , I N C .

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. REPORTS FISCAL 2009 FIRST QUARTER RESULTS

Updates Guidance for Fiscal 2009

•	Fully diluted income from continuing operations per share of $0.57 for the first quarter fiscal 2009 compared with $0.57 in the prior-year quarter
•	Revenue for the first quarter declined 1.2% to $573.9 million compared with the prior year quarter
•
Comparable store restaurant sales for the first quarter of fiscal 2009 decreased 3.2% from prior year quarter for Cracker Barrel Old Country Store® (“Cracker Barrel”) while comparable store retail sales were down 2.3%

•	Operating income margin from continuing operations in the first quarter was 5.7% of total revenue compared with 6.2% in the prior year quarter

LEBANON, Tenn. -- November 24, 2008 -- CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today reported income from continuing operations of $0.57 per diluted share for the first quarter of fiscal 2009, compared with $0.57 per diluted share from continuing operations in the first quarter of fiscal 2008.  Income from continuing operations was $12.8 million compared with $14.0 million in the first quarter of fiscal 2008, which reflects lower operating income for the first quarter of fiscal 2009, partially offset by lower interest expense and a lower effective tax rate in fiscal 2009.

First-Quarter Fiscal 2009 Results
Revenue from continuing operations
Total revenue from continuing operations of $573.9 million during the first quarter decreased 1.2% from the first quarter of fiscal 2008.  Comparable store restaurant sales for the period decreased 3.2%, including a 3.3% higher average check.  The average menu price increase for the quarter was approximately 3.2% compared with last year.  Comparable store retail sales were down 2.3% for the quarter.  During the quarter, the Company opened four new Cracker Barrel Old Country Store units.

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CBRL Announces First Quarter Results

November 24, 2008

Comparable store restaurant and retail sales for the fiscal months of August, September and October were as follows:

August	September	October
Comparable restaurant sales	-2.1%	-3.4%	-4.0%
Comparable restaurant traffic	-5.4%	-6.7%	-7.2%
Average check	3.3%	3.3%	3.2%
Comparable retail sales	-0.4%	-3.6%	-2.5%

Operating Income
Operating income of $32.6 million was 5.7% of total revenue during the first quarter of fiscal 2009 compared with $36.0 million, or 6.2% of total revenue, in the first quarter of fiscal 2008.  Operating income for the first quarter of fiscal 2009 compared with the first quarter of fiscal 2008 was negatively affected by lower revenue and higher food and retail costs and higher operating expenses including utilities.  Labor costs and general and administrative expenses were lower as a percentage of revenues than the first quarter of fiscal 2008, and lower advertising benefited operating expenses in the first quarter of fiscal 2009.

Commenting on the first-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “Despite an extremely challenging consumer environment, we are pleased that we were able to maintain the same level of earnings per share as in the prior year.  We, once again, outperformed the Knapp-Track™ index, especially in October, and we remain focused on our initiatives to drive restaurant traffic and retail sales and reduce costs without compromising the guest experience.  By providing ample portions of high quality food at a fair price, we will continue to deliver on the Cracker Barrel brand promise.”

Fiscal 2009 Outlook
The Company urges caution in considering its current trends and the outlook disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors, risks and influences, some of which are discussed in the cautionary language at the end of this press release and others that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2008, which can be found on the Securities and Exchange Commission’s website, sec.gov, and the Company’s website, cbrlgroup.com.  The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the Securities and Exchange Commission.

The Company commented that its outlook for fiscal 2009 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects the percentage change in fiscal 2009 total revenue compared to fiscal 2008 to range from a decrease of 0.5% to an increase of 1.5%.  The revenue estimate reflects the projected opening of 11 new Cracker Barrel units during the year, comparable store restaurant sales to be down 1% to 3%, including approximately 3.5% increase in menu pricing, and comparable store retail sales to be flat to down 2% compared to fiscal 2008.  The Company also presently expects fiscal 2009 operating income margin as a percent of revenues from continuing operations to range from

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CBRL Announces First Quarter Results

November 24, 2008

5.8% to 6.2%, compared with 6.3% in fiscal 2008.  Commodity cost inflation for fiscal 2009 is expected to be 3.5% to 4.5% with an estimated 75% of product needs currently contracted for the remainder of fiscal 2009.  Depreciation for the year is expected to be approximately $59 to $60 million.  Net interest expense is estimated to be approximately $53 to $54 million and diluted shares outstanding are expected to average approximately 23 million.  The Company has suspended its share repurchase plans for fiscal 2009 and, as a result, does not expect to repurchase any of its outstanding common shares.  The Company will consider applying excess cash flow to paying down debt beyond minimum-scheduled payments.  The Company expects its full year 2009 effective tax rate to be between 27.5% and 28.5%.   Income from continuing operations per diluted share is projected to be in the range of $2.65 to $3.00 per share.  The Company presently expects full year fiscal 2009 capital expenditures to be between $73 and $75 million.

Commenting on the outlook, Mr. Woodhouse said, “With the continued uncertainty in the economy and how it is impacting casual dining, we have lowered our sales growth to include the possibility of a decrease in revenues for fiscal 2009.  This uncertainty also leads us to broaden our range of earnings expectations.  We aren’t just sitting still waiting for the economy to improve. We are focused on improving productivity in the restaurants and retail shops and in our use of G&A dollars.  At the same time, we will continue to introduce exciting new food items.  In the second quarter, we have launched radio advertising aimed at increasing guest traffic through greater awareness of our new menu offerings.  Finally, our strong cash flow makes it possible for us to maintain our dividend pay-out and also consider paying down additional debt.”

Fiscal 2009 First-Quarter Conference Call
As previously announced, the live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at investor.cbrlgroup.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through December 8, 2008.

The Company plans to announce its fiscal 2009 second quarter earnings and comparable restaurant and retail sales for fiscal November, December and January 2009 on Tuesday, February 24, 2009.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 583 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,”

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CBRL Announces First Quarter Results

November 24, 2008

“objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “ projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational or marketing  execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity price increases including weather effects on supply and the effects of demand for corn for ethanol production on the costs of animal feed and resulting protein prices; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; workers compensation, group health and utility price changes;  consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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CBRL Announces First Quarter Results

November 24, 2008

CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
 (Unaudited and in thousands, except share amounts)
	First Quarter Ended
	10/31/08	11/2/07	Percentage Change
Total revenue	$573,932	$581,165	(1)%
Cost of goods sold	181,357	180,228	1
Gross profit	392,575	400,937	(2)
Labor & other related expenses	222,433	225,668	(1)
Other store operating expenses	105,966	105,220	1
Impairment and store closing charges	--	809	(100)
Store operating income	64,176	69,240	(7)
General and administrative expenses	31,618	33,218	(5)
Operating income	32,558	36,022	(10)
Interest expense	14,033	14,909	(6)
Interest income	--	57	(100)
Pretax income	18,525	21,170	(12)
Provision for income taxes	5,693	7,187	(21)
Income from continuing operations	12,832	13,983	(8)
Loss from discontinued operations	--	(94)	(100)
Net income	$12,832	$13,889	(8)

Earnings per share – Basic:
Income from continuing operations	$0.57	$0.59	(3)
Loss from discontinued operations	$--	$--	--
Net income per share	$0.57	$0.59	(3)
Earnings per share – Diluted:
Income from continuing operations	$0.57	$0.57	--
Loss from discontinued operations	$--	$--	--
Net income per share	$0.57	$0.57	--

Weighted average shares:
Basic	22,349,967	23,705,600	(6)
Diluted	22,666,326	24,444,932	(7)

Ratio Analysis
Total revenue:
Restaurant	79.4%	79.6%
Retail	20.6	20.4
Total revenue	100.0	100.0
Cost of goods sold	31.6	31.0
Gross profit	68.4	69.0
Labor & other related expenses	38.7	38.8
Other store operating expenses	18.5	18.1
Impairment and store closing charges	--	0.2
Store operating income	11.2	11.9
General and administrative expenses	5.5	5.7
Operating income	5.7	6.2
Interest expense	2.5	2.6
Interest income	--	--
Pretax income	3.2	3.6
Provision for income taxes	1.0	1.2
Income from continuing operations	2.2	2.4
Loss from discontinued operations	--	--
Net income	2.2%	2.4%

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CBRL Announces First Quarter Results

November 24, 2008

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	10/31/08	8/1/08
Assets
Cash and cash equivalents	$11,174	$11,978
Assets held for sale	2,311	3,248
Other current assets	231,932	205,413
Property and equipment, net	1,052,742	1,045,240
Long-lived assets	43,729	47,824
Total assets	$1,341,888	$1,313,703

Liabilities and Shareholders’ Equity
Current liabilities	$253,695	$264,719
Long-term debt	809,298	779,061
Interest rate swap liability	41,438	39,618
Other long-term obligations	135,317	137,554
Shareholders’ equity	102,140	92,751
Total liabilities and shareholders’ equity	$1,341,888	$1,313,703

Common shares outstanding	22,375,604	22,325,341

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CBRL Announces First Quarter Results

November 24, 2008

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	First Quarter Ended
	10/31/08	11/2/07
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$12,832	$13,889
Loss from discontinued operations, net of tax	--	94
Depreciation and amortization	14,186	13,660
Loss on disposition of property and equipment	862	535
Impairment	--	532
Share-based compensation, net of excess tax benefit	1,721	2,223
Net changes in other assets and liabilities	(36,307)	(33,927)
Net cash used in operating activities	(6,706)	(2,994)
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(21,975)	(24,325)
Proceeds from sale of property and equipment	728	65
Net cash used in investing activities	(21,247)	(24,260)
Cash flows from financing activities:
Net proceeds for credit facilities and other long-term obligations	30,329	26,591
Proceeds from exercise of stock options	870	1,926
Excess tax benefit from share-based compensation	7	91
Dividends on common stock	(4,057)	(3,310)
Net cash provided by financing activities	27,149	25,298

Cash flows from discontinued operations:
Net cash used in operating activities of discontinued operations	--	(145)
Net cash used in discontinued operations	--	(145)

Net decrease in cash and cash equivalents	(804)	(2,101)
Cash and cash equivalents, beginning of period	11,978	14,248
Cash and cash equivalents, end of period	$11,174	$12,147

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CBRL Announces First Quarter Results

November 24, 2008

CBRL GROUP, INC.
Supplemental Information
(Unaudited)

First Quarter Ended
10/31/08	11/2/07

Units in operation:
Open at beginning of period	577	562
Opened during period	4	6
Closed during period	--	(2)
Open at end of period	581	566

Total revenue: (In thousands)
Restaurant	$455,967	$462,753
Retail	117,965	118,412
Total revenue	$573,932	$581,165

Operating weeks:	7,515	7,322

Average unit volume: (In thousands)
Restaurant	$788.8	$821.6
Retail	204.0	210.2
Total	$992.8	$1,031.8

Q1 2009 vs. Q1 2008

Comparable store sales period decrease:
Restaurant	(3.2)%
Retail	(2.3)%

Number of locations in comparable store base	550

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